UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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UNI-PIXEL, INC.
(Name of Registrant as Specified In Its Charter)
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Uni-Pixel, Inc.

8708 Technology Forest Place, Suite 100

The Woodlands, Texas 77381

NOTICE OF

ACTION TAKEN PURSUANT TO THE WRITTEN CONSENT OF STOCKHOLDERS

IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS,

DATED SEPTEMBER 9, 2010

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

To the Holders of Common Stock of Uni-Pixel, Inc.:

We will commence mailing this Information Statement on or about September 24, 2010 to the stockholders of record on September 9, 2010 of Uni-Pixel, Inc., a Delaware corporation (the “Company”).  The purpose of this information statement is to inform the Company’s stockholders of the action taken by the written consent of the holders of a majority of the Company’s outstanding common stock dated September 9, 2010 regarding the approval  of an Amended and Restated Certificate of Incorporation and approval of a reverse stock split of our common stock on the terms described in this Information Statement, as well as an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect the reverse stock split.  The actions will become effective no earlier than the 20th day after the definitive information statement is mailed to our stockholders.  This Information Statement will serve as written notice to stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN.

By Order of the Board of Directors

/s/ Reed J. Killion
Reed J. Killion
President and Chief Executive Officer

The Woodlands, Texas
September 14, 2010

INFORMATION STATEMENT

Uni-Pixel, Inc., a Delaware corporation, with its principal executive offices located at 8708 Technology Forest Place, Suite 100, The Woodlands, Texas 77381, is sending you this information statement to notify you of the matters approved by written consent, in lieu of a special meeting of stockholders, by the holders of a majority of the Company’s outstanding common stock. References in this information statement to the “Company,” “our company,” “us,” “we,” or “our” are to Uni-Pixel, Inc.

We will commence mailing this information statement on or about September 24, 2010 to the holders of record on September 9, 2010 (the “Record Date”) of the outstanding shares of our common stock.

GENERAL INFORMATION

The following actions were authorized by the written consent of the holders of a majority of the Company’s outstanding common stock, in lieu of a special meeting, on September 9, 2010:

1.               the approval of  an amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation to (i) revise Article XII to remove references to the initial directors, (ii) eliminate and remove all references to the Company’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, each of which series no longer has any shares outstanding, and (iii) integrate into a single instrument all of the provisions of the Certificate of Incorporation which are currently in effect and operative (the “Amendment and Restatement”); and

2.               the approval of (i) a reverse stock split of our common stock, par value $0.001 (“Common Stock”), at a reverse split ratio between 1-for-5 and 1-for-15 (the “Reverse Stock Split”), with the exact ratio to be set within such range in the discretion of the board of directors without further approval or authorization of the Company’s stockholders, and (ii) an amendment to the Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split.

On September 1, 2010, the board of directors of the Company unanimously adopted resolutions approving the Amendment and Restatement and the Reverse Stock Split.

The actions will become effective no earlier than the 20th day after this definitive information statement is mailed to our stockholders. It is recommended that you read this information statement in its entirety for a full description of the actions approved by the majority of the Company’s outstanding common stock.

Expenses in connection with the distribution of this information statement will be paid by the Company.  The Company will request brokerage houses, nominees, custodian, fiduciaries and other similar persons or entities to forward this information statement to beneficial owners of its voting securities held of record by them, and the Company will reimburse those persons or entities for our-of-pocket expenses incurred in forwarding the information statement.

OUTSTANDING SHARES AND VOTING RIGHTS

As of September 9, 2010, the Company’s had 52,100,535 shares of its common stock issued and outstanding.  Each share of the Common Stock entitles its holder to one vote on any matter submitted to the stockholders.  However, because the stockholders holding at least a majority of the Company’s outstanding common stock as of September 9, 2010 have voted in favor of approval of the (i) the Amendment and Restatement and (ii) the Reverse Stock Split by written consent, no other consents are solicited in connection with this information statement.

Under Delaware law, unless otherwise provided in the certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take such action at a meeting of the stockholders.  The Company’s bylaws require the affirmative vote of the majority of shares entitled to vote on the matters.

The following stockholders, holding 58.7% of our common stock as of the Record Date consented to the proposal by written consent in lieu of a special meeting:

Name	Number of Shares of Common Stock

The Raptor Global Portfolio Ltd.	15,424,958
The Altar Rock Fund Liquidating Trust	131,229
The Tudor BVI Global Portfolio L.P.	4,929,111
Merrill Lynch Pierce, Fenner & Smith Inc.	8,717,819
Reed Killion *	550,000
Dan Van Ostrand *	827,500

* Director and/or executive officer of the Company

APPROVAL OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

On September 1, 2010, our board of directors adopted resolutions to approve the Amendment and Restatement, which contains certain administrative, conforming and other changes that the board of directors does not believe adversely impacts the rights of our stockholders in any material respect.  On September 9, 2010, the Amendment and Restatement was approved by written consent of the stockholders holding a majority of the Company’s outstanding Common Stock.

The Company’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on October 13, 2000, under the name NEV Acquisition Corp.   A Certificate of Merger was filed with the Secretary of State of Delaware on June 18, 2001, which changed the name to Real-Estateforlease.com, Inc..  An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on January 27, 2005, which changed the name to Uni-Pixel, Inc., and a Certificate of Amendment was filed with the Delaware Secretary of State on February 1, 2007. In an effort to integrate these amendments into a single document as well as to clean-up and update certain provisions of the Company’s Amended and Restated Certificate of Incorporation, , the board of directors approved the Amendment and Restatement.  Pursuant to the Amendment and Restatement, the Company’s Amended and Restated Certificate of Incorporation will be amended and restated to(i) revise Article XII to remove references to the initial directors, (ii) eliminate and remove all references to the Company’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, each of which series no longer has any shares outstanding, and (iii) integrate into a single instrument all of the provisions of the Certificate of Incorporation which are currently in effect and operative.

The board of directors believes that the Amendment and Restatement is beneficial for the Company and that it is therefore in the best interests of the Company and our stockholders to adopt the Amendment and Restatement.

Under Delaware law, unless otherwise provided in the certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take such action at a meeting of the stockholders.  The Company’s bylaws require the affirmative vote of the majority of shares entitled to vote on the matters.   Stockholders holding a majority of the votes attributable to the outstanding shares of the Common Stock consented to the proposal to adopt the Amendment and Restatement. Therefore, no further stockholder approval is required or sought.

TO AUTHORIZE OUR BOARD OF DIRECTORS TO AMEND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR OUTSTANDING COMMON STOCK

On September 1, 2010, the Company’s board of directors adopted resolutions to approve the Reverse Stock Split and an amendment to the Company’s Amended and Restatement Certificate of Incorporation to effect the Reverse Stock Split.  The board of directors believes that the Reverse Stock Split is beneficial for the Company and that it is therefore in the best interests of the Company and our stockholders to approve the Reverse Stock Split. On September 9, 2010, the stockholders holding a majority of the Company’s outstanding Common Stock  approved by written consent of stockholders the Reverse Stock Split and the amendment to the Company’s Amended and Restatement Certificate of Incorporation to effect the Reverse Stock Split.  This consent did not specify the ratio for the reverse stock split but rather approves a range for a reverse stock split of between one-for-five and one-for-fifteen. Under the consent, the board will be authorized, in its sole discretion and without further approval or authorization of the Company’s stockholders, to implement the Reverse Stock Split at any time before September 1, 2011, or to abandon the Reverse Stock Split. The board will set the ratio for the Reverse Stock Split or abandon the Reverse Stock Split as it determines is advisable considering relevant market conditions at the time of the Reverse Stock Split. We believe that approval of this discretion to the board provides the board with maximum flexibility to react to current market conditions and to therefore act in the best interests of the Company and our stockholders. In setting the ratio for the Reverse Stock Split, the intention of our board of directors would be to increase the stock price sufficiently above the minimum bid price that may be required for listing on a national stock exchange or The NASDAQ so that we may become eligible for listing without being subjected to delisting for failure to meet the minimum bid price absent a significant percentage decline in our stock price.

Upon the effectiveness of the Reverse Stock Split, each issued and outstanding share of Common Stock automatically will be changed into a fraction of a share of Common Stock at a ratio between 1-for-5 and 1-for-15.  The par value of the Common Stock will remain unchanged at $0.001 per share, and the number of authorized shares of Common Stock will remain unchanged.  The Reverse Stock Split will become effective upon filing the amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

Reasons for the Reverse Stock Split

Our Common Stock is traded on the over-the-counter bulletin board maintained by the National Association of Securities Dealers. We would like to have our Common Stock become listed on The NASDAQ or on a national stock exchange, but we do not currently meet the listing requirements for The NASDAQ or any national stock exchange.

The approval of the Reverse Stock Split at this time gives the board the flexibility to implement a Reverse Stock Split intended to increase our minimum bid price. After giving effect to the Reverse Stock Split, we anticipate that we might be eligible for listing on The NASDAQ or a national stock exchange. However, even if the Reverse Stock Split is implemented, we cannot assure our stockholders that we will be able to achieve listing of our Common Stock on The NASDAQ or a national stock exchange.  The board also believes that an increased per share price of our Common Stock that is expected to result from a Reverse Stock Split may increase the attractiveness of our Common Stock to prospective investors and the financial community.

In reaching its decision to seek and recommend authority to implement a Reverse Stock Split, the board considered, among many other factors, the consequences of our Common Stock not now being listed on The NASDAQ or a national stock exchange. Our Common Stock is currently quoted on the NASDAQ Over-the-Counter Bulletin Board (OTC Bulletin Board) maintained by the NASD. Our board believes that the liquidity and marketability of shares of our Common Stock has been adversely affected by virtue of not being traded on The NASDAQ or a national stock exchange. As a result, investors might find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our Common Stock. In addition, since our Common Stock does not trade on The NASDAQ or on a national stock exchange and since the trading price of our Common Stock has continued to be less than $1.00 per share, trading in our Common Stock is subject to certain rules under the Securities Exchange Act of 1934, as amended, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a “penny stock” involving persons other than established customers and accredited investors. The additional burdens imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our Common Stock, which may further affect the liquidity of our Common Stock. For the above reasons, we believe that current and prospective investors will view an investment in our Common Stock more favorably if our shares are listed on The NASDAQ or a national stock exchange than if our Common Stock trades on the OTC Bulletin Board. In addition, we also believe that being listed on The NASDAQ or a national stock exchange will be viewed more favorably by prospective and actual customers, partners and employees.

Our board believes that the Reverse Stock Split and anticipated increase in the per share price of our Common Stock should also enhance the acceptability and marketability of our Common Stock to the financial community and investing public. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of our Common Stock. Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. Brokerage houses also frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks. Further, because brokers’ commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase our Common Stock.

We cannot assure you that the Reverse Stock Split will have any of the desired consequences described above. Specifically, we cannot assure you that after the Reverse Stock Split the market price of our Common Stock will increase proportionately to reflect the ratio for the Reverse Stock Split, that the market price of our Common Stock will not decrease to its pre-split level, that our market capitalization will be equal to the market capitalization before the Reverse Stock Split or that we will be able to achieve listing of our Common Stock on The NASDAQ or a national stock exchange.

Potential Effects of the Reverse Stock Split

The immediate effect of a Reverse Stock Split would be to reduce the number of shares of Common Stock outstanding, and to increase the trading price of the Common Stock.  However, the effect of any reverse stock split upon the market price of the Common Stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied.  The Company cannot assure you that the trading price of the Common Stock after the Reverse Stock Split will rise in exact proportion to the reduction in the number of shares of the Common Stock outstanding as a result of the Reverse Stock Split. Also, as stated above, the Company cannot assure you that the Reverse Stock Split will lead to a sustained increase in the trading price of the Common Stock.  The trading price of the Common Stock may change due to a variety of other factors, including the Company’s operating results, other factors related to the Company’s business, and general market conditions.

Effects on Ownership by Individual Stockholders

Upon effectiveness of the Reverse Stock Split, the number of shares of Common Stock held by each stockholder will be reduced by dividing the number of shares held immediately before the Reverse Stock Split by a number determined by the board of directors ranging between 5 and 15.  The Reverse Stock Split will affect the Common Stock uniformly and will not affect any stockholder’s percentage ownership interests in the Company or proportionate voting power, except to the extent that cash will be paid in lieu of fractional shares.

Effect on Options, Warrants and Other Securities

All outstanding shares of options, warrants, notes, debentures and other securities entitling their holders to purchase shares of the Common Stock will be adjusted as a result of the Reverse Stock Split, as required by the terms of these securities.  In particular, the conversion ratio for each instrument would be reduced, and the exercise price, if applicable, will be increased, in accordance with the terms of each instrument and based on the ratio determined by the board of directors.  Also, the number of shares reserved for issuance under the Company’s existing stock option plans will be reduced proportionally based on such ratio.

Authorized Shares of Common Stock

The Reverse Stock Split will not change the number of authorized shares of the Common Stock as designated by the Company’s Amended and Restated Certificate of Incorporation.  Therefore, because the number of issued and outstanding shares of Common Stock will decrease, the number of shares remaining available for issuance of the Common Stock will increase.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates

As of the effective date of the Reverse Stock Split, each certificate representing shares of the Common Stock before the Reverse Stock Split will be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of Common Stock resulting from the Reverse Stock Split.  All options, warrants, convertible debt instruments and other securities will also be automatically adjusted on the effective date.

The Company anticipates that its transfer agent will act as the exchange agent for purposes of implementing the exchange of stock certificates.  As soon as practicable after the effective date, stockholders and holders of securities convertible into the Common Stock will be notified of the effectiveness of the Reverse Stock Split.  Stockholders of record will receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the Reverse Stock Split. Persons who hold their shares in brokerage accounts or “street name” will not be required to take any further actions to effect the exchange of their certificates.  Instead, the holder of the certificate will be contacted.

No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.  Until surrender, each certificate representing shares before the Reverse Stock Split will continue to be valid and will represent the adjusted number of shares based on the exchange ratio of the Reverse Stock Split.  Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

Fractional Shares

The Company will not issue fractional shares in connection with the Reverse Stock Split. Instead, any fractional share resulting from the Reverse Stock Split will be rounded up to the nearest whole share of Common Stock.

Federal Income Tax Consequences

The following is a summary of material federal income tax consequences of the Reverse Stock Split and does not purport to be complete.  It does not discuss any state, local, foreign or minimum income or other tax consequences.  Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities.  The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well prospectively.  This summary also assumes that the shares are held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment).  The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of the stockholder. Each stockholder is urged to consult with the stockholder’s own tax advisor with respect to the consequences of the Reverse Stock Split.

No gain or loss should be recognized by a stockholder upon the stockholder’s receipt of shares pursuant to the Reverse Stock Split.  The aggregate tax basis of the shares received in the Reverse Stock Split would be the same as the stockholder’s aggregate tax basis in the shares exchanged.  The stockholder’s holding period for the shares would include the period during which the stockholder held the pre-split shares surrendered in the Reverse Stock Split.

A stockholder that receives cash in lieu of fractional shares will be treated as if he first exchanged all of his shares solely for new shares including fractional shares, and then had the fractional shares redeemed for the cash he actually receives.  Any cash received in the deemed redemption generally will be treated as a dividend to the extent of the stockholder’s ratable share of the undistributed earnings and profits of the Company unless the deemed redemption results in a complete termination of the stockholder’s interest in the Company or a “meaningful reduction” in the stockholder’s deemed stock ownership of the Company.  In making the determination of whether there is a “meaningful reduction” in the stockholder’s deemed ownership of the Company, the stockholder will, under the constructive ownership rules, be deemed to own not only the shares that he actually owns, but also shares that are owned by certain related persons and entities.  The IRS has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that stockholder has any reduction in his percentage stock ownership.  If the deemed redemption results in a complete termination of the stockholder’s interest in the Company or a “meaningful reduction” in the stockholder’s deemed stock ownership of the Company, the stockholder will recognize capital gain or loss in an amount equal to the excess of the amount of cash received over the tax basis allocated to the redeemed fractional shares.  The resulting capital gain or loss will be long-term capital gain or loss if the stockholder has held the stock for more than one year.  These rules are complex and dependent upon the specific factual circumstances particular to each stockholder.  Each stockholder should consult his tax advisor as to the application of these rules to his particular situation.

The Company’s beliefs regarding the tax consequence of the Reverse Stock Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.  The state and local tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

Vote Required; Manner of Approval

Under Delaware law, unless otherwise provided in the certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take such action at a meeting of the stockholders.  The Company’s bylaws require the affirmative vote of the majority of shares entitled to vote on the matters.  Stockholders holding a majority of the votes attributable to the outstanding shares of the Common Stock consented to and authorized the Reverse Stock Split and an amendment to the Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split. Therefore, no further stockholder approval is required or sought.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

We have set forth in the following table certain information regarding our common stock, on an as converted basis, beneficially owned by (i) each stockholder we know to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our directors and named executive officers, and (iii) all executive officers and directors as a group. Generally, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days pursuant to options, warrants, conversion privileges or similar rights.  Unless otherwise indicated, ownership information is as of August 31, 2010.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership(1)		Percent of Class
Directors and Officers:
Reed J. Killion	2,256,563	(2)	4.2%
Robert J. Petcavich	797,222	(3)	1.5%
Dan Van Ostrand	977,500	(4)	1.9%
Jeffrey W. Tomz	646,700	(5)	1.2%
James A. Tassone	1,206,771	(6)	2.3%
Carl J. Yankowski	1,155,000	(7)	2.2%
Bernard Marren	175,000	(8)	0.3%
Bruce Berkoff	155,000	(9)	0.3%
Ross Young	136,944	(10)	0.3%
All Directors and Executive Officers as a Group (8 persons)	6,299,929	(11)	11.9%
5% Stockholders:
The Raptor Global Portfolio Ltd. The Altar Rock Fund Liquidating Trust 50 Rowes Wharf 6th Floor Boston, MA 02110	21,541,489	(12)	37.1%
The Tudor BVI Global Portfolio, L.P. Tudor Investment Corporation 1275 King Street Greenwich, CT 06831	6,825,606	(13)	12.6%
Merrill Lynch Pierce, Fenner & Smith Incorporated One Bryant Park New York, NY 10036	12,539,590	(14)	22.4%

(1)                          Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and is generally determined by voting powers and/or investment powers with respect to securities. Unless otherwise noted, all of such shares of common stock listed above are owned as of August 31, 2010 and are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the shares of Common Stock owned by each of them.

(2)                          Includes options to purchase 1,706,563 shares of common stock exercisable within 60 days from August 31, 2010.

(3)                          Includes options to purchase 797,222 shares of common stock exercisable within 60 days from August 31, 2010.

(4)                          Includes options to purchase 150,000 shares of common stock exercisable within 60 days from August 31, 2010.

(5)                          Includes options to purchase 480,000 shares of common stock exercisable within 60 days from August 31, 2010.

(6)                          Includes options to purchase 830,521 shares of common stock exercisable within 60 days from August 31, 2010.  As announced by the Company in March 2010, Mr. Tassone resigned as Chief Financial Officer.  Accordingly, the number of shares owned by Mr. Tassone is not included in the aggregate amount for all directors and executive officers as a group.

(7)                          Includes options to purchase 1,155,000 shares of common stock exercisable within 60 days from August 31, 2010.

(8)                          Includes options to purchase 175,000 shares of common stock exercisable within 60 days from August 31, 2010.

(9)                          Includes options to purchase 155,000 shares of common stock exercisable within 60 days from August 31, 2010.

(10)                    Includes options to purchase 136,944 shares of common stock exercisable within 60 days from August 31 2010.

(11)                    Includes Jeffery Tomz, who was appointed Chief Financial Officer to replace Mr. Tassone. Mr. Tassone is not included in this aggregate amount as noted above

(12)                    Based on an amended Schedule 13D filed with the SEC on November 10, 2009 jointly by The Raptor Global Portfolio Ltd. (“Master Fund”), The Altar Rock Fund Liquidating Trust (“Altar Rock”), Raptor Capital Management LP (the “Manager”), Raptor Capital Management GP LLC (“General Partner”), Raptor Group Holdings LP (“Group Holdings”), Raptor Holdco GP LLC (“Holdco”), Raptor Capital Management, Inc. (“RCM, Inc.”) and James J. Pallotta (“Mr. Pallotta”).  Includes warrants to purchase 5,985,302 shares of common stock exercisable within 60 days from August 31, 2010.  Manager is the investment manger of Master Fund and Altar Rock.  General Partner is the general partner of Manager.  Group Holdings is the managing member of General Partner.  Holdco is the general partner of Group Holdings.  RCM, Inc. is the managing member of Holdco and Mr. Pallotta is chairman of the board of directors, president and managing director of RCM, Inc.  According to the amended 13D, (a) Master Fund beneficially owns 15,424,958 shares of common stock and warrants to purchase 5,934,812 shares of common stock, (b) Altar Rock beneficially owns 131,229 shares of common stock and warrants to purchase 50,490 shares of common stock and (c) General Partner, Group Holdings, Holdco, RCM, Inc. and Mr. Pallotta each beneficially owns 15,556,187 shares of common stock and warrants to purchase 5,985,302 shares of common stock, over which all the parties share voting and dispositive power.

(13)                    Based on an amended Schedule 13D filed with the SEC on November 12, 2009 jointly by Tudor Investment Corporation (“TIC”), Paul Tudor Jones, III (“Jones”) and The Tudor BVI Global Portfolio L.P. (“BVI”)  Includes warrants to purchase 1,896,495 shares of common stock exercisable within 60 days from August 31, 2010.  TIC is a money management firm that provides investment advice to BVI, among others, and Jones is the Chairman and Chief Executive Officer of TIC, of which he owns a majority of the capital stock and voting securities.  According to the amended Schedule 13D, TIC, Jones and BVI share voting and dispositive power over all shares beneficially owned.

(14)                    Based on an amended Schedule 13G filed with the SEC on February 4, 2010 jointly by Bank of America Corporation and its wholly-owned subsidiary,  Merrill Lynch, Pierce Fenner & Smith Incorporated.   Includes warrants to purchase 3,821,771 shares of common stock exercisable within 60 days from August 31, 2010.  According to the amended Schedule 13G, Bank of America and Merrill Lynch share voting and dispositive power over all shares beneficially owned.